Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made as of April 26, 2002, by and between Cutter & Buck (Europe) BV, a Netherlands company based in Huizen, Netherlands, (“C&B”), and Cutter & Buck Sportswear (Europe) Limited, an Irish limited company based in County Cork, Ireland (“Sportswear”).

Recitals

A.                                   C&B is a wholly owned subsidiary of Cutter Buck Inc., a Washington corporation (“Cutter & Buck”).  Cutter & Buck is the owner of the CUTTER & BUCK trademarks (“Marks”) and the CUTTER & BUCK trade name (“Name”).  C&B has been the exclusive distributor of casual wear, sportswear and related items bearing the Marks in the European Union, Norway and Switzerland (the “Territory”).

B.                                     Cutter & Buck has decided to wind up its direct operating activities in Europe through C&B effective as of May 1, 2002, and to sell its products in the Territory through a third party licensee.  As part of that winding up process, Cutter & Buck will be advancing funds to C&B to repay its existing operating line and other obligations.

C.                                     Contemporaneously with this Agreement, Cutter & Buck and Sportswear are entering into a License Agreement (“License Agreement”), pursuant to which Sportswear will obtain a license to use the Name and will become Cutter & Buck’s sole and exclusive licensee in the Territory for the products described therein bearing the Mark (“Products”).

D.                                    In connection with the License Agreement, Sportswear desires to purchase from C&B the existing inventory products and other fixed assets currently held by C&B on the terms and conditions of this Agreement.

Agreement

Therefore, the parties agree as follows.

1.                                       Purchase and Sale.  Effective as of May 1, 2002 (“Closing Date”), Sportswear hereby agrees to purchase and C&B agrees to sell to Sportswear all right, title and interest in and to C&B’s Inventory, Accounts, FF&E and Trade Fixtures, described below (collectively, the “Assets”), on the following terms and conditions.

2.                                       Inventory.  The “Inventory” will consist of all C&B Classics, Spring 2002 Fashion and Consignment products as of the Closing Date as described in this Section 2.  The total purchase price for the Inventory will be approximately €1,096,060, in the amounts, subject to the adjustments, and on the terms of this Section 2.

a.                                       CB Classics.  The purchase price for “CB Classics” products will be €719,595, based upon 90% of estimated original landed cost of products having an aggregate estimated landed cost of €799,549, as set forth by SKU in attached Exhibit A (excluding €23,379 in products shipped directly to Sportswear but paid for by C&B).  A physical count of CB Classics may be conducted as of the Closing Date, in accordance with the procedure set forth in Section 2.d.  The purchase price for the CB Classics inventory will be adjusted up or down to reflect the difference between the estimated original landed cost set forth above and the actual landed value determined by the physical count (extended by the unit prices set forth in attached Exhibit A); provided that such adjustment will only be made if the actual landed value of CB Classics inventory differs from the estimated landed cost by more than three percent (3%).

b.                                      Spring 2002 Fashion.  The purchase price for the “Spring 2002 Fashion” products will be a sum equal to (i) €150,465, approximately 50% of the estimated original landed value based upon an average landed cost of €13.59 per unit times an estimated 22,137 units, as set forth in attached Exhibit B, plus (ii) an additional payment equal to fifteen percent (15%) of all revenues received by Sportswear from sales of Spring 2002 Fashion products made between the Closing Date and July 31, 2002.  Sportswear will track all sales of Spring 2002 Fashion products, and by no later than August 31, 2002, Sportswear will deliver to C&B a full sales report, including all revenues received on all sales made between the Closing Date and July 31, 2002.  The additional payment described in clause (ii) of this Section will be reflected in an adjustment to the payment next due under Section 6.f below.

c.                                       Consignment.  The purchase price for products on consignment to third party shops (“Consignment” products) will be €226,000, based upon an average landed cost of €17.40 per unit times an estimated 13,000 units, subject to adjustment as described below.  The actual number of units will be determined by physical count as of the Closing Date, in accordance with the procedure set forth in Section 2.d.  C&B will use its best reasonable efforts to dispose of as much old Consignment inventory as possible prior to the Closing Date.  The purchase price for Consignment products will be reduced by an amount equal to 40% of the landed cost of old Consignment products (generally fashion products from Seasons 11 and earlier, and such other products as the parties may agree) remaining on the Closing Date.

d.                                      Physical Count.  The purchase prices for the C&B Classic inventory, Spring 2002 Fashion inventory and the Trade Fixtures (see Section 5 below) are based upon estimates as of the date of this Agreement of available remaining items as of the Closing Date.  C&B shall take a physical count of such items in its Danzas warehouse, Alphen a/d Rijn, Netherlands (“Holland Warehouse”) during course of packaging the items for shipment to Sportswear.  The physical count will be compared to and reconciled with (to the extent possible) the listings maintained by C&B on its Paragon operating system.  Sportswear shall participate, at its expense, in the counting of these items.  If the parties agree upon the final count, the parties will execute an amendment to this Agreement if any adjustment to the respective purchase prices is required; if no adjustment is required, the parties will verify such in writing.  If the parties do not agree upon the final count or any adjustment to respective purchase prices, the matter will be resolved by arbitration as provided below.  If for any reason Sportswear does not to participate in the count, C&B will give written notice setting forth the final count obtained by C&B and any adjustment to the purchase prices, which will be binding upon Sportswear.  Any adjustments to the purchase prices based upon the physical count will be reflected in an adjustment to the payment next due under Section 6.f below.

3.                                       Accounts Receivable for Fall 2002 Samples.  The “Accounts” will consist of C&B’s accounts receivable for product samples sold to its agents as of the Closing Date, which are listed by agent in attached Exhibit C.  The aggregate purchase price for the Accounts will be €29,408, subject to adjustment as follows.  After the Closing Date, Sportswear will evaluate whether it wishes to continue using C&B’s current agents.  If Sportswear decides not to continue using an agent, C&B will accept return of such agent’s product samples, and will credit Sportswear for the returned samples.  Any such credit will be reflected in an adjustment to the payment next due under Section 6.f below.

4.                                       FF&E.  The “FF&E will consist of the furniture, fixtures and equipment listed in attached Exhibit D, which are installed in the field with customers or agents who stock and sell C&B products.  The aggregate purchase price for the FF&E will be €78,000.

5.                                       Trade Fixtures.  The “Trade Fixtures” will consist of the trade fixtures listed in attached Exhibit E, which are currently stored in the Holland Warehouse.  The aggregate purchase price for the Trade Fixtures will be approximately €8,360, subject to adjustment based upon a physical count as of the Closing Date in accordance with the procedure set forth in Section 2.d and the unit prices set forth in attached Exhibit E.  Any such adjustment will be reflected in an adjustment to reflected in an adjustment to the payment next due under Section 6.f below.

6.                                       Payment Schedule.  In consideration for the funding provided to C&B by Cutter & Buck, C&B has assigned all rights to payment under this Agreement to Cutter & Buck.  Accordingly, the total purchase price for the Assets in the sum of €1,211,828 shall be paid by Sportswear to the order of Cutter & Buck in Euros at the address set forth in Section 16, attention Stephen S. Lowber, Chief Financial Officer, subject to adjustments, as follows:

a.                                       €127,800 shall be paid upon execution of this Agreement;

b.                                      €114,565 shall be paid on or before July 31, 2002;

c.                                       €242,365 shall be paid on or before October 31, 2002;

d.                                      €242,365 shall be paid on or before January 31, 2003; and

e.                                       €242,365 shall be paid on or before April 30, 2003; and

f.                                         The remaining balance of the Purchase Price (in the nominal amount of €242,368, subject to adjustments) shall be paid on or before July 31, 2003.

7.                                       Delivery Terms.  On the Closing Date, title to the CB Classics and Spring 2002 Fashion Inventory, and Trade Fixtures will pass to Sportswear at C&B’s Holland Warehouse, and title to the Consignment Inventory and FF&E will pass to Sportswear at the then locations of the Consignment Inventory and FF&E.  Sportswear will be responsible for any shipment of any Assets to its warehouse or other destination, at its expense and risk of loss.

8.                                       Books and Records.  Sportswear shall prepare and maintain, in such manner as will allow its accountants to audit the same in accordance with generally accepted accounting principles, complete and accurate books of account and records covering all transactions arising out of or relating to this Agreement.  Sportswear shall keep all such books of account, records and documents available after the termination of this Agreement for at least six (6) years with respect to tax matters and two (2) years with respect to all other matters.  C&B shall be given access during business hours (giving due regard for the impact of a review on Sportswear’s business) to Sportswear’s books and records relating to the Assets for the purpose of confirming the calculations required under this Agreement.

9.                                       Representations and Warranties.

a.                                       C&B’s Representations and Warranties.  C&B represents, warrants and undertakes to Sportswear as follows:

i.                                          C&B has all requisite power and authority to execute and deliver this Agreement, and this Agreement is valid and binding on C&B in accordance with its terms.

ii.                                       Neither the entering into of this Agreement nor the consummation of the transaction contemplated hereby will constitute or result in a violation or breach by C&B of any judgment, order, writ, injunction or decree issued against or imposed upon it, or the Assets, or will result in a violation of any applicable law, order, rule or regulation of any governmental authority.

iii.                                    C&B is not engaged in or a party to or, to the knowledge of C&B, threatened with any dispute, action, suit or other proceedings relating to the Assets.  C&B has no knowledge of any investigation threatened or contemplated by any governmental or regulatory authority.

iv.                                   C&B is, and on the Closing Date will be, the sole and exclusive legal and equitable owner of all right and interest in and has, and on the Closing Date will have, good and marketable title to the Assets free and clear of the interests and rights of any other party.  Except for the Consignment Inventory, which is subject to interests of the consignees, none of the Assets is, and on the Closing Date none of the Assets will be, subject to any lease, license, security interest, mortgage, pledge, lien, option, charge, encumbrance, claim, covenant or restriction of any kind or character.

v.                                      The items constituting the Inventory are, and on the Closing Date will be, of merchantable quality and fit for their intended purpose, except for such defects and variations as would pass without objection in the trade.

b.                                      Sportswear’s Representations and Warranties.  Sportswear represents and warrants to C&B as follows:

i.                                          Sportswear has all requisite power and authority to execute and deliver this Agreement, and this Agreement is valid and binding on Sportswear in accordance with its terms.

ii.                                       Neither the entering into of this Agreement nor the consummation of the transaction contemplated hereby will constitute or result in a violation or breach by Sportswear of any judgment, order, writ, injunction or decree issued against or imposed upon it, or will result in a violation of any applicable law, order, rule or regulation of any governmental authority.

10.                                 Conditions Precedent.  C&B’s obligations under this Agreement are conditioned upon (a) the License Agreement having been executed by Cutter & Buck and Sportswear, and (b) the Guaranty and Agreement of even date having been executed by Eurostyle Ltd..  Sportswear’s obligations under this Agreement are conditioned upon (a) the License Agreement having been executed by Cutter & Buck and Sportswear, and (b) the Guaranty and Agreement of even date having been executed by Cutter & Buck.

11.                                 Default and Remedies.

a.                                       Default.  Sportswear shall be in default under this Agreement if any of the following occurs (each an “Event of Default”):

i.                                          Sportswear fails to pay or perform any obligation under this Agreement which is not cured within twenty (20) calendar days after notice of default from C&B; or

ii.                                       Sportswear fails to pay or perform any material obligation under the License Agreement when due, which is not cured within any applicable cure period.

b.                                      Remedies.  Upon the happening of any one or more Event(s) of Default, the entire unpaid balance of the Purchase Price, all interest accrued thereon and all other sums due under this Agreement shall, at the sole option of C&B, become due and payable without notice or demand.

12.                                 Cross Default.  C&B and Sportswear agree that an Event of Default under either this Agreement or the License Agreement shall constitute a default under both agreements.  Unless such default is cured within the applicable cure period (if any), the non-defaulting party shall have the right, in its sole discretion, to terminate either or both agreements.

13.                                 Indemnity.

a.                                       Sportswear’s Indemnity.  Sportswear agrees to indemnify, defend and hold harmless C&B, Cutter & Buck, and their respective officers, directors, shareholders, agents, and employees (each an “Indemnified Party”), from and against any and all obligations, liabilities, claims, demands, suits, actions, causes of action, damages and expenses (including but not limited to reasonable attorneys’ fees and costs) (collectively, “Claims”) caused by or arising from (i) Sportswear’s use, marketing, promotion or sale of the Assets after the Closing Date;

(ii) material inaccuracy or incorrectness as of the date hereof or the Closing Date of any representation or warranty made by Sportswear; (iii) an Event of Default by Sportswear; or (iv) without prejudice to any of the foregoing provisions, Claims relating to the business carried on or products supplied by Sportswear and/or Eurostyle at any time after the Closing Date.  Any claim for indemnification will be made in accordance with the procedure set forth in Section 13.e.

b.                                      C&B’s Indemnity.  C&B agrees to indemnify, defend and hold harmless Sportswear and its officers, directors, shareholders, agents, and employees from and against any and all Claims caused by or arising from (i) C&B’s manufacture, use, marketing, promotion or sale of the Assets prior to the Closing Date; (ii)  material inaccuracy or incorrectness as of the date hereof or the Closing Date of any representation or warranty made by C&B; (iii) C&B’s default in the performance of any of its obligations under this Agreement which is not cured within twenty (20) days after notice from Sportswear; (iv) without prejudice to any of the foregoing provisions, Claims outstanding at the Closing Date relating to the business carried on by C&B and/or Cutter and Buck in the Territory prior to the Closing Date or products supplied by Cutter & Buck and/or C&B prior to the Closing Date.  Any claim for indemnification will be made in accordance with the procedure set forth in Section 13.e.

c.                                       Agents.  C&B agrees to indemnify, defend and hold Sportswear harmless from and against any and all Claims arising from any agreements or arrangements between C&B and/or Cutter & Buck and any third party commercial agent relating to the business carried on by C&B and/or Cutter & Buck in the Territory prior to the Closing Date; and Sportswear agrees to indemnify, defend and hold C&B and Cutter & Buck harmless from and against any and all Claims arising from any agreements or arrangements between Sportswear and any third party commercial agent relating to the business carried on by Sportswear in the Territory after the Closing Date.  Notwithstanding the foregoing, each party will use its best efforts to minimize or mitigate any such Claim.

d.                                      Employees.  C&B shall remain fully liable and responsible for all obligations and liabilities whatsoever arising in respect of the period up to and including the Closing Date by virtue of any contracts of employment, employment relationships, collective agreements or enactments or statutory provisions relating to employees in force at any time prior to the Closing Date and C&B shall indemnify and hold Sportswear harmless against any and all Claims arising in respect thereof.  C&B also agrees to indemnify, defend and hold harmless Sportswear from and against any and all Claims that it may suffer or incur to any employees or former employees of C&B and/or Cutter & Buck or either of them.  Notwithstanding the foregoing, Sportswear will use its best efforts to minimize or mitigate any such Claim.

e.                                       Indemnification Procedure.  All claims for indemnification will be asserted and resolved as follows:

i.                                          In the event any Claim in respect of which an indemnified party might seek indemnity is asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver a notice (a “Claim Notice”) with reasonable promptness to the indemnifying party.  The indemnifying party shall notify the indemnified party as soon as practicable, but not longer than ten (10) days after receipt of a Claim Notice (“Notice Period”), whether the indemnifying party disputes its liability to the indemnified party, and whether the indemnifying party desires, at its sole cost and expense, to defend the indemnified party against such Claim.

ii.                                       If the indemnifying party notifies the indemnified party within the Notice Period that the indemnifying party desires to defend the indemnified party with respect to the Claim, then the indemnifying party will have the right to defend, with counsel reasonably satisfactory to the indemnified party, at the sole cost and expense of the indemnifying party, such Claim by all appropriate proceedings, which proceedings must be vigorously and diligently prosecuted by the indemnifying party to a final conclusion or may be settled at the discretion of the indemnifying party; provided, however, that the indemnifying party shall not be permitted to effect any settlement without the written consent of the indemnified party unless (A) the sole relief provided in connection with such settlement is monetary damages that are paid in full by the indemnifying party, (B) such settlement involves no finding or admission of any wrongdoing, violation or breach by any indemnified party of any right of any other person or entity, or any laws, contracts or governmental permits, and (C) such settlement has no effect on any other claims that may be made against or liabilities of any indemnified party.  After giving the notice referred to in the first sentence of this clause ii, the indemnifying party will have full control of such defense and proceedings, including any compromise or settlement thereof (except as provided in the preceding sentence); provided, however, that the indemnified party may, at its sole cost and expense, at any time prior to the indemnifying party’s delivery of the notice referred to in the first sentence of this clause ii, file any motion, answer or other pleadings or take any other action that the indemnified party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the indemnifying party, the indemnified party shall, at the sole cost and expense of the indemnifying party, provide reasonable cooperation to the indemnifying party in contesting any Claim that the indemnifying party elects to contest.  The indemnified party may participate in, but not control, any defense or settlement of any Claim controlled by the indemnifying party pursuant to this clause ii and except as provided in the first sentence of this clause ii and the preceding sentence, the indemnified party will bear its own costs and expenses with respect to such participation.  Notwithstanding the foregoing, the indemnified party may take over the control of the defense or settlement of a Claim at any time if it irrevocably waives its right to indemnity with respect to such Claim.

iii.                                    If the indemnifying party fails to notify the indemnified party within the Notice Period that the indemnifying party desires to defend the Claim pursuant to this Section or if the indemnifying party gives such notice but fails to prosecute vigorously and diligently or settle the Claim (in each case in accordance with clause ii above), then the indemnified party will have the right to defend, at the sole cost and expense of the indemnifying party, the Claim by all appropriate proceedings, which proceedings will be prosecuted by the indemnified party in a reasonable manner and in good faith or will be settled at the discretion of the indemnified party (with the consent of the indemnifying party, which consent will not be unreasonably withheld).  Subject to the immediately preceding sentence, the indemnified party will have full control of such defense and proceedings, including any compromise or settlement thereof, provided, however, that if requested by the indemnified party, the indemnifying party will, at the sole cost and expense of the indemnifying party, provide reasonable cooperation to the indemnified party and its counsel in contesting any Claim which the indemnified party is contesting.  The indemnifying party may participate in, but not control, any defense or settlement controlled by the indemnified party pursuant to this clause iii, and the indemnifying party will bear its own costs and expenses with respect to such participation.

f.                                         Limitation on Liability.  Notwithstanding any other provision of this Agreement, to the fullest extent permitted by applicable law, each party’s liability for Claims, whether in contract, tort (including negligence) or otherwise, under this Agreement, the License Agreement, or otherwise, regardless of the cause of the Claim or the nature of the legal or equitable right claimed to have been violated, shall not exceed:  (i) €3,500,000 per Claim for Claims covered by insurance; and (b) $1,000,000 in the aggregate for Claims not covered by insurance (excluding any Claims for the Purchase Price payable under this Agreement or the License Fees payable under the License Agreement).

g.                                      Survival.  The provisions of this Section 13 shall survive the expiration, termination, breach or alleged breach of this Agreement.

14.                                 Default Interest.  If Sportswear fails to pay any amount when due under this Agreement, such unpaid amount shall thereafter bear interest, until paid in full, at the rate of one percent (1%) per month, or the maximum rate allowed by applicable law, whichever is less.

15.                                 Expenses.  Each party to this Agreement will bear its respective expenses, costs and fees incurred in connection with the preparation and execution of this Agreement and the contemplated transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

16.                                 Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), or (b) sent by facsimile transmission (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service or mailed by registered mail (in each case, return receipt requested), to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

C&B:	Cutter & Buck (Europe) BV
c/o Cutter & Buck Inc.
Attention: President
2701 First Avenue, Suite 500
Seattle, Washington 98121
Facsimile: (206) 448-0589

With copy to:	Michael E. Morgan
Lane Powell Spears Lubersky LLP
1420 Fifth Avenue, Suite 4100
Seattle, Washington 98101-2338
Facsimile: (206) 223-7107

Sportswear:	Cutter & Buck Sportswear (Europe) Limited
Attention: Alan Dwyer
Fitz’s Boreen, Mallow Road
Cork, Ireland
Facsimile: 353-21-4211166

With copy to:	John Dwyer
Ronan Daly Jermyn
12 South Mall
Cork, Ireland
Facsimile: 353-21-4802790

17.                                 Confidentiality.  The parties understand and agree that all financial information and other information provided by either party to the other is proprietary and confidential information.  Each party agrees to keep all such information in strict confidence and not to disclose it to any third party without the prior written consent of the other party.  Each party further agrees that all information and materials which result from obligations performed hereunder shall be and remain the property of the disclosing party and, upon termination of this Agreement or earlier request, shall be delivered to the disclosing party.

18.                                 Further Cooperation.  C&B and Sportswear further agree they will execute such other documents and take such other actions as may be necessary or desirable to complete the transfer of the Assets, and to satisfy the obligations described in this Agreement, and that this Agreement and the transactions and undertakings contemplated by this Agreement may and will be carried out and consummated in the most expeditious and convenient manner.

19.                                 Assignment.  Subject to the balance of this Section, this Agreement binds and inures to the benefit of the parties, their successors and assigns.  Sportswear may not assign or delegate any right or duty under this Agreement (voluntarily, involuntarily, by operation of law, by transfer of control or otherwise) without C&B’s prior written consent.  Sportswear agrees that C&B may assign to Cutter & Buck its rights under this Agreement (including without limitation its right to receive payment of the Purchase Price), and Cutter & Buck may further assign such rights to any subsidiary or affiliate entity, at any time without further consent from Sportswear.

20.                                 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

21.                                 Dispute Resolution.  The parties agree that it is in their mutual interest to settle any dispute between themselves by the most efficient means available to them.  To this end, either party may demand arbitration of a dispute by notice to the other party. Arbitration shall be the exclusive remedy, shall be binding and shall not be subject to appeal under any circumstances.  Within thirty (30) days of receipt of such notice, the receiving party shall complete and submit to the Seattle Office of Judicial Arbitration & Mediation Services, Inc. (“J.A.M.S.”), on behalf of both parties, the Submission Agreement then used by J.A.M.S. setting forth the agreement of the parties as to the rules and procedures to be followed at the arbitration hearing.  Should the parties fail to agree on the content of the Submission Agreement, the arbitration shall nonetheless proceed under the direction of a single arbitrator designated by the Seattle Office of J.A.M.S. and according to the rules for binding arbitration then followed b the Seattle Office of J.A.M.S.  In the arbitral award, the arbitrator shall award special damages to a party if the other party has, in the judgment of the arbitrator, protracted resolution of the dispute.  The prevailing party (as determined by the arbitrator) shall be entitled to recovery of its reasonable costs and attorneys’ fees from the other party.  Otherwise, the parties shall divide the costs of the arbitration equally.  The arbitration award may be entered as a final judgment and enforced in any court having jurisdiction.  C&B and Sportswear specifically waive any rights they might otherwise have to contest entry and enforcement of the arbitration award in any jurisdictions selected by the prevailing party.

22.                                 Attorneys’ Fees and Costs.  In the event of any dispute arising out of or relating to this Agreement, whether suit or other proceeding is commenced or not, and whether in mediation, arbitration, at trial, on appeal, in administrative proceedings or in bankruptcy (including without limitation any adversary proceeding or contested matter in any bankruptcy case), the prevailing party shall be entitled to recover its costs and expenses incurred, including reasonable attorneys’ fees.  If there is a lawsuit, Sportswear agrees to submit to the jurisdiction of the Superior Court of Washington for King County.

23.                                 Severability.  If any portion of this Agreement shall be held invalid or inoperative, then, so far as is reasonable and possible, the remainder of this Agreement shall be considered valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative.

24.                                 Entire Agreement.  This Agreement, including the attached Exhibits, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements by and between the parties as well as all prior proposals, oral or written, and all prior negotiations, conversations or discussions between the parties related to this Agreement.  Each of the parties acknowledges that it has not been induced to enter into this Agreement by any representations or statements, oral or written, not expressly contained herein.

25.                                 Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute the same document, whether or not all parties execute each counterpart.

26.                                 Delivery by Facsimile.  The parties agree that counterparts of this Agreement may be executed and delivered by facsimile, followed by personal or other delivery of original signed counterparts.

27.                                 General.  Each party is an independent contractor.  Neither party is an agent of the other, and neither party has any right to bind or obligate the other.  This Agreement may not be amended or modified except in writing signed by authorized officers of C&B and Sportswear.  If any provision of this Agreement is held invalid, all other provisions shall remain in full force and effect.  The headings used in this Agreement are for convenience only, and do not affect, limit or control the meaning, effect or application of any provision of this Agreement.  No consent or waiver (express or implied) by any party to or of any breach or nonperformance will be deemed to be a consent or waiver to or of any other breach or nonperformance of the same or any other obligation under this Agreement.  This Agreement may be executed in counterparts.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

EXECUTED as of the date first written above.

CUTTER & BUCK (EUROPE) BV	CUTTER & BUCK SPORTSWEAR (EUROPE) LIMITED

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